                                    SECURITIES AND EXCHANGE COMMISSION

                                             Washington, D.C.




                                                 FORM 8-K

                                              CURRENT REPORT




                                  Pursuant to Section 13 or 15(d) of the
                                      Securities Exchange Act of 1934




                             Date of Report (Date of earliest event reported)
                                             February 9, 1994




                                            ENSERCH Corporation
                          (Exact name of Registrant as specified in its charter)




     Texas                       1-3183                          75-0399066
(State or other               (Commission                     (I.R.S. Employer
jurisdiction of               File Number)                   Identification No.)
 incorporation)




ENSERCH Center, 300 S. St. Paul, Dallas, Texas                         75201
 (Address of principal executive offices)                           (Zip Code)





Registrant's telephone number, including Area Code:               214-651-8700

ITEM 5.  Other Events

A. Set forth below in its entirety is a news release issued by ENSERCH Corporation on February 9, 1994:

ENSERCH EARNINGS IMPROVE

        DALLAS, TEXAS (February 9, 1994) -- ENSERCH Corporation's earnings applicable to common stock for 1993 were $47 million, or $.70 per share, compared with a loss applicable to common stock for 1992 of $41 million, or $.62 per share.

        "At the beginning of last year, we announced our plan for focusing the Corporation and for balance sheet improvement," said David W. Biegler, chairman, president, and chief executive officer. "These actions were completed in the fourth quarter, with gains on the sale of the principal operating assets of Ebasco and the disposal of our interest in Dorsch providing a total gain of $1.03 per share ($68 million after tax). Additionally, the significant cash infusion substantially improved the yearend balance sheet."

        The 1993 loss from continuing operations after provision for preferred dividends was $27 million, or $.41 per share, compared with a loss in 1992 of $9.4 million, or $.14 per share. Results for 1993 from continuing operations were impacted by:

        o $.12 per share ($12 million pretax) charge for efficiency enhancements and severance expenses accrued for staff reductions in natural gas transmission and distribution operations;

        o $.16 per share ($11 million) charge to deferred federal income taxes resulting from the 1% increase in the statutory federal income-tax rate on corporations;

        o   $.15 per share ($15 million pretax) for other yearend provisions;

        o $.13 per share ($13 million pretax) charge for non-U.S. gas and oil assets that the Corporation has decided to abandon; and

        o $.40 per share ($41 million pretax) charge as a result of an adverse judgment in litigation that required additional payment for a 1989 limited partnership exchange offer beyond the amount that the Corporation believes represented fair value.

        "While an earlier view was that this payment should be capitalized, the expensing of this adverse judgment is prudent and necessary because the final court-ordered payment did not bring additional value to the Corporation's reserve base," said Biegler.

        Income from discontinued operations, primarily the gain on the sale of the principal operating assets of Ebasco, was $74 million, or $1.11 per share, compared with a loss from discontinued operations of $16 million, or $.25 per share, recorded for 1992.

        Operating income for 1993 was $73 million versus $112 million for 1992. Excluding the unusual charges mentioned above for litigation, the natural gas and oil properties writeoffs and the downsizing charge, 1993 operating income would have been $140 million. Revenues for 1993 of $1.9 billion compare with revenues of $1.7 billion for 1992.

        For the fourth quarter of 1993, earnings applicable to common stock were $36 million, or $.53 per share, versus a loss of $33 million, or $.49 per share, for the year-ago period. The loss from continuing operations after provision for preferred dividends was $34 million, or $.51 per share, compared with a loss of $5.8 million, or $.08 per share, for the year-earlier period. Results for the 1993 period were impacted by the litigation expenses, the gas and oil properties writeoffs, the charge for severance, and other charges.

        Fourth-quarter income from discontinued operations was $70 million, or $1.04 per share, compared with a loss of $16 million, or $.25 per share, for the 1992 period.

        The following table indicates contributions to operating income by each of the Corporation's businesses:

OPERATING INCOME (LOSS) OF MAJOR BUSINESSES
(Excludes general corporate expenses)

                                           Three Months Ended                    Year Ended
                                               December 31                       December 31
                                           ---------------------             --------------------
                                          1993             1992             1993            1992
                                          ----             ----             ----            ----
                                                               (In thousands)
Natural gas transmission
   and distribution..................    $ 22,862*       $37,421          $101,458*       $101,996
Natural gas and oil exploration
   and production....................    (51,615)**      (12,892)***      (37,293)**      (6,175)***
Natural gas liquids processing.......       (484)          2,358            5,037         13,092
Power and other......................     (1,956)         15,128           15,478         20,167

*       Includes $12 million pretax charge for downsizing.
**      Includes $41 million pretax litigation charge and $13 million pretax writeoffs ($10 million in the fourth quarter) of non-U.S. gas and oil properties.
***     Includes $16.5 million pretax writeoff of abandoned offshore facilities.

        More normal winter weather, combined with aggressive efforts to market services and increased capacity, contributed to higher sales and transportation volumes in 1993 for the transmission and distribution business.

        Results were reduced by some $12 million for the ongoing reengineering of this business. "This program will enhance the future earnings power of our transmission and distribution operation," said Biegler.

        Overall, sales volumes improved, with total system throughput increasing 22% over the 1992 level to 645 billion cubic feet (Bcf). Residential and commercial sales volumes increased 16% compared with 1992, primarily due to the colder winter weather during the first and fourth quarters. Heating degree days rose 27% over the prior year and were slightly above normal for the first time since 1989. Gas volumes transported rose 21% above the 1992 level.

        Operating income from gas and oil exploration and production, before the writeoffs, increased nearly 70% for 1993, the result of significantly improved natural-gas prices and higher sales volumes. Natural-gas sales volumes were 70 Bcf, a 7% increase from the year-ago period, with the average sales price of $2.09 per thousand cubic feet up 15% from 1992. Oil sales volumes declined 9% to 2.1 million barrels, with the average price per barrel of $17.24 down 10% from the year-earlier level.

        Operating income from natural gas liquids (NGL) processing was down significantly from the prior year. Higher prices for natural gas, the feedstock used in NGL production, and continued lower NGL sales prices caused margins to decline. NGL processing sales volumes increased slightly from 1992; however, the average sales price per barrel declined 8% to $12.34.

        ENSERCH's power and other activities had full-year operating income of $15 million, some 23% lower than in 1992. These results include Enserch Environmental Corporation, retained when the remainder of Ebasco's operating
assets were sold.  Enserch Environmental   had operating income for 1993 of
$5.7 million and a backlog of $600 million at December 31, 1993.

        ENSERCH Corporation is an integrated natural-gas company.

                                            ENSERCH CORPORATION
                                         and Subsidiary Companies

                                           SUMMARY OF OPERATIONS
                                  (In thousands except per share amounts)

                                                    Three Months Ended
                                                        December 31
                                                    ------------------
                                                  1993               1992
                                                  ----               ----

Revenues.....................................$   542,209        $   551,173

Operating income (loss)......................    (35,202)*           35,730**

Loss from continuing operations..............    (30,978)            (2,623)

Income (loss) from discontinued operations...     69,764            (16,399)

Extraordinary loss on
     extinguishment of debt..................        --             (10,430)

Net income (loss)............................     38,786            (29,452)

Earnings (loss) applicable to common stock...     35,629            (32,649)

Earnings (loss) per share:...................

     Continuing operations...................$      (.51)       $      (.08)

     Discontinued operations.................       1.04               (.25)

     Extraordinary loss......................        --                (.16)
                                             -----------        -----------

          Earnings (loss) per share..........$       .53        $      (.49)

Average common and dilutive common
     equivalent shares outstanding...........     66,832             65,976

 *Includes $12 million pretax charge for downsizing, $41 million pretax litigation charge and $10 million pretax writeoffs of non-U.S. gas and oil properties.
**Includes a $16.5 million pretax writeoff of abandoned offshore facilities.

                                            ENSERCH CORPORATION
                                         and Subsidiary Companies

                                           SUMMARY OF OPERATIONS
                                  (In thousands except per share amounts)

                                                    Twelve Months Ended
                                                         December 31
                                                    -------------------
                                                  1993               1992
                                                  ----               ----
Revenues.....................................$ 1,902,125        $ 1,714,561

Operating income ............................     72,812*           112,208**

Income (loss) from continuing operations.....    (14,712)             3,514

Income (loss) from discontinued operations...     73,949            (16,162)

Extraordinary loss on
     extinguishment of debt..................        --             (15,358)

Net income (loss)............................     59,237            (28,006)

Earnings (loss) applicable to common stock...     46,574            (40,958)

Earnings (loss) per share:

     Continuing operations...................$      (.41)       $      (.14)

     Discontinued operations.................       1.11               (.25)

     Extraordinary loss......................        --                (.23)
                                             -----------        -----------

          Earnings (loss) per share..........$       .70        $      (.62)

Average common and dilutive common
     equivalent shares outstanding...........     66,598             65,695

 *Includes $12 million pretax charge for downsizing, $41 million pretax litigation charge and $13 million pretax writeoffs of non-U.S. gas and oil properties.
**Includes a $16.5 million pretax writeoff of abandoned offshore facilities.

B. As estimated by DeGolyer & MacNaughton, Enserch Exploration had, as of January 1, 1994 and 1993, net proved reserves of 1.1 trillion cubic fee of natural gas and, as of January 1, 1994 and 1993, net provided reserves of 39.3 million and 39.2 million barrels, respectively, of oil and condensate, including natural gas liquids attributable to leasehold interests.

                                                SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             ENSERCH Corporation



Date:  February 17, 1994                     By:     /s/ Jerry W. Pinkerton
                                                        Jerry W. Pinkerton
                                                  Vice President and Controller,
                                                     Chief Accounting Officer